NORWEST BANK
                                               Norwest Bank Colorado, N.A.
                                                                    Denver
                                                             1740 Broadway
                                                    Denver, Colorado 80274
                                                              303/861-8811


May 18, 1999


Mr. David Sherman
President and Chief Executive Officer
Vari-L Company, Inc.
4895 Peoria
Denver, Colorado 80239

Dear David:

We are pleased to inform you that Norwest Bank Colorado, National Association (the "Bank") has approved a revolving line of credit (the "Line") in the amount not to exceed six million dollars ($6,000,000) for Vari-L Company Inc. a Colorado corporation, (the "Borrower"). The Line is subject to the terms and conditions in this letter agreement (the "Agreement"), as defined below, as well as to those in the promissory note executed by the Borrower evidencing indebtedness arising under this Agreement, security agreements and any other documents signed by the Borrower in connection with the Line (collectively, the "Loan Documents"). This Agreement replaces the Agreement dated April 30, 1998, as amended. This Agreement shall be retroactive to April 30, 1999.

Until the maturity date (April 30, 2001), and so long as no default exists, the Borrower may borrow, repay and borrow again under the Line, provided the outstanding balance at no time exceeds the lesser of a) the $6,000,000 face amount or b) the following Borrowing Base limitation:

The Borrowing Base shall mean the sum of 80% of Borrower's eligible accounts receivable and 60% of Borrower's eligible inventory, provided that eligible inventory may not exceed 50% of the Line commitment, as set forth and calculated in a monthly Borrowing Base Certificate delivered to Bank in connection herewith. The form of such Certificate is attached as Exhibit A. Ineligible account receivable include those over 60 days past due, disputed accounts, federal government accounts, foreign accounts unless insured by an export credit insurance policy acceptable to Bank or secured by a letter of credit benefiting Borrower, affiliate accounts, accounts covering booked but unfilled orders, contra accounts, doubtful accounts, and accounts in which Bank does not have a perfected first priority security interest. Ineligible inventory includes inventory which is work in process, obsolete, damaged, defective, classified by Borrower as long term inventory, or in which Bank does not have a perfected first priority security interest.

Should the total amount to be drawn on the Line exceed the amount allowed for in the most recent Borrowing Base Certificate, a new Borrowing Base Certificate must accompany the draw request to substantiate borrowing base adequacy. If any Borrowing Base calculation yields a deficiency of Borrowing Base to loan outstandings, a principal payment in amount sufficient to cover the deficiency shall accompany the Borrowing Base Certificate.

In addition to the terms and conditions included in the Loan Documents, the making of any advance under the Line, shall depend upon compliance with the following:

1) The Line shall be secured by a first security interest in Borrower's accounts, inventory, and general intangibles and proceeds thereof, whether now owned or hereafter acquired.

2) Prior to the making of the first advance under the Line, Borrower shall sign and return to Bank this Agreement and the Loan Documents.

3)   Borrower shall pay to Bank a commitment fee in the amount of $12,000.

4)   Borrower shall furnish to Bank:

     a) Monthly, within 45 days of each month end (except November), Borrowing Base Certificate (Exhibit A) and accounts receivable aging summary page beginning April 30, 1999;
     b) Quarterly, within 45 days of each quarter end, Borrower's company prepared financial statements or a complete Form 10-QSB Quarterly Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934 and Compliance certificate (Exhibit B) or in a form acceptable to Bank beginning June 30, 1999;
     c) Annually, within 90 days of Borrower's fiscal year-end, Borrower's year end accounts receivable aging and accounts payable aging beginning December 31, 1999;
     d) Annually, within 90 days of Borrower's fiscal year-end, Borrower's audited financial statements by a certified public accountant acceptable to Bank or a complete Form 10-KSB Annual Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934 beginning December 31, 1999;
     e) Annually, within 120 days of Borrower's fiscal year end, Borrower's forecasted balance sheet and income statement for the subsequent fiscal year end;
     f) Such other financial statements or information as may be requested for credit underwriting and monitoring purposes.

FINANCIAL COVENANTS: So long as any indebtedness remains outstanding under the Line, the Borrower will not, without the Bank's prior written consent:

1) Permit Borrower's Tangible Net Worth to be less than $29,000,000 measured quarterly beginning June 30, 1999;
2) Permit Borrower's Debt to Tangible Net Worth to exceed 1.0 to 1.0 measured quarterly beginning June 30, 1999;
3) Permit Borrower's Current Ratio to be less than 2.0 to 1.0 measured quarterly beginning June 30, 1999;
4) Permit Borrower's Debt Service Coverage to exceed 1.0 to 1.0 measured at Borrower's fiscal year end.

DEFINITIONS:   Generally accepted accounting principles shall determine
the manner of computation unless noted below.
TANGIBLE NET WORTH: Stockholders' equity minus intangible assets.
CURRENT RATIO: Current assets minus current prepaid expenses divided by current liabilities.
DEBT SERVICE COVERAGE: Earnings before interest, taxes, depreciation, and amortization ("EBITDA") at Borrower's fiscal year end divided by the sum of current maturities of long-term debt at year end plus interest expense at year end plus 20% of property and equipment purchased during the calendar year.

NEGATIVE COVENANTS: So long as any indebtedness remains outstanding under the Line, the Borrower will not, without the Bank's prior written consent:

1)   Pay dividends or distributions;
2)   Liquidate, merge or consolidate;
3) Make loans or advances to officers, directors, or shareholders, employees;
4) Guarantee or make a pledge of credit on undertakings of another entity or person;
5) Incur any debt except debt to Bank, trade debt, equipment debt to Bank One under existing or future credit commitments, debt subordinated to bank, and debt under existing capital leases;
6) Create or permit any lien or encumbrance against Borrower's property except those created under the Loan Documents, equipment liens created under equipment debt to Bank One, and liens for existing capital leases.

OTHER COVENANTS:

1) Borrower shall maintain all significant depository accounts at Norwest.
2) Borrower shall maintain a minimum of one million dollars each of life insurance on Joseph H. Kiser and David G. Sherman with the Borrower named as the beneficiary.
3) Bank retains the right to conduct annual collateral audits paid by Borrower. Bank has agreed to pay 100% of the cost for a collateral audit to be conducted by no later than October 31, 1999.

CONDITIONS OF DEFAULT: Upon the occurrence of any of the following events of default:

1) Default in any payment of interest or principal on the Line when due and continuance thereof for 15 days; or
2) Default in the observance or performance of any agreement of the Borrower herein set forth or in an other agreement between the Bank and the Borrower and continuance thereof for 20 days after written notice by Bank to Borrower; or
3) Default by the Borrower in the payment of any other indebtedness for borrowed money or in the observance or performance of any term, covenant, agreement of the Borrower in any agreement relating to any indebtedness of the Borrower; the effect of which default is to permit the holder of such indebtedness to declare the same due prior to the date fixed for its payment under the terms thereof and failure to cure such default within 30 days; or
4) Any representation or warranty made by the Borrower herein or in any statement or certificate furnished by Borrower is untrue in any material respect;
5) The occurrence of any litigation or governmental proceeding which is pending or threatened against the Borrower, which could have a material adverse effect on the Borrower's financial condition or business and which is not remedied within a reasonable period of time after notice thereof to the Borrower; or
6) The occurrence of any extraordinary situation which gives the Bank reasonable grounds to believe that Borrower may not be able to perform under the Note, the Agreement, or any other documents executed in connection with the Credit.

     then, or at any time thereafter, unless such an event of default is remedied, the Bank may terminate its commitment to make advances on the Credit and may, by notice in writing to the Borrower, declare the Note to be due and payable, whereupon the Note shall immediately become due and payable.

Upon the occurrence of the following events of default:

The Borrower becomes insolvent or bankrupt, or makes an appointment for the benefit of creditors or consents to or is subject to the appointment of a custodian, trustee, or receiver for itself, or bankruptcy, reorganization, or liquidation proceedings are instituted by or against the Borrower and, if instituted against it, are consented to by it or remain undismissed for 60 days;

     then the Bank's commitment to make advances on the Credit shall be automatically terminated and the Note shall automatically become due and payable.

Borrower represents that the person signing below is authorized to accept this Agreement and execute the Loan Documents, which will constitute obligations valid and enforceable against the Borrower. Borrower further represents and warrants that all balance sheets, profit and loss statements, and other information furnished to the Bank are true and correct and fairly reflect the financial condition of the Borrower on their effective dates, including contingent liabilities of every type and that Borrower's financial condition has not changed materially and adversely since those dates.

We sincerely thank you for your business and look forward to serving your financial needs now and in the future.

Sincerely,

Norwest Bank Colorado,
National Association

/s/Derek R. Hewitt
Derek R. Hewett                              Margaret J. Brown
Business Banking Representative              Vice President

Accepted and agreed as of the date first stated above.

Vari-L Company, Inc.



By:/s/David G. Sherman
     David G. Sherman
     President and Chief Executive Officer



By:/s/Joseph H. Kiser
     Joseph H. Kiser
     Chairman of the Board and Chief Scientific Officer